Exhibit 99.1

WhiteHorse Finance, Inc. Announces Third Quarter 2025 Earnings Results, Stock Repurchase Program up to $15.0 Million And Declares Quarterly Distribution of $0.25 Per Share

NEW YORK, November 10, 2025 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the third quarter ended September 30, 2025. In addition, the Company’s board of directors has declared a distribution of $0.25 per share with respect to the quarter ended September 30, 2025. The distribution will be payable on January 5, 2026 to stockholders of record as of December 22, 2025.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “Our third-quarter results reflect continued progress in repositioning the portfolio and addressing legacy underperformers, even as certain credits weighed on earnings this period. The Board’s decision to reset the quarterly distribution was a difficult but necessary step to align payouts with current earnings power and to strengthen our ability to deliver sustainable income going forward. We continue to work through challenged investments with the support of our dedicated restructuring team, while focusing new origination efforts on opportunities with attractive risk-adjusted returns. Supported by our Adviser’s voluntary fee reduction and our newly authorized share repurchase program, we believe the BDC remains well-positioned to enhance long-term shareholder value,” said Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer.

Recent Developments:

On November 10, 2025, the Company’s board of directors authorized a stock repurchase program for the purpose of repurchasing up to an aggregate of $15.0 million of its common stock on the open market or in privately negotiated purchases at prices below our then-current net asset value per share in accordance with the guidelines specified in Rule 10b-18 under the Securities Exchange Act of 1934 (the "Repurchase Program"). The timing, manner, price and amount of any share repurchases will be determined by the Company, in its sole discretion, based upon an evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors. The Repurchase Program does not require the Company to repurchase any specific number of shares of common stock or any shares of common stock at all and there can be no assurance that any shares of common stock will be repurchased under the Repurchase Program. The timing and amount of any common stock repurchased depend on the terms and conditions of the Repurchase Program, the market price of the common stock and trading volumes. The Repurchase Program may be suspended, extended, modified or discontinued at any time. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints.

On November 10, 2025, WhiteHorse Advisers voluntarily agreed to waive and reduce the incentive fee on net investment income from its stated annual rate of 20.00% to 17.50% for the next two fiscal quarters ending December 31, 2025 and March 31, 2026, respectively.

Summary Information as of September 30, 2025 and June 30, 2025 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	September 30, 2025	June 30, 2025	$	%
Total investment income	$17,691	$18,838	(1,147)	(6.1)
Total expenses, including excise tax	11,590	12,276	(686)	(5.6)
Net investment income and core net investment income(1)	6,101	6,562	(461)	(7.0)
Net investment income and core net investment income(1) per share	0.263	0.282	(0.019)	(6.7)
Distributions per share	0.385	0.385	—	—
Special distributions per share	—	—	—	—
Net realized gains (losses)	(1,770)	(22,045)	20,275	NM
Net unrealized appreciation (depreciation)	(4,887)	17,733	(22,620)	NM
Net increase (decrease) in net assets resulting from operations	(556)	2,250	(2,806)	(124.7)

($ in thousands except per share data)	As of September 30, 2025	As of June 30, 2025	$	%
Total investments, at fair value(2)	$568,434	$629,264	(60,830)	(9.7)
STRS JV total investments, at fair value	341,549	330,187	11,362	3.4
Net asset value per share	11.41	11.82	(0.41)	(3.5)

Portfolio and Investment Activity

As of September 30, 2025, the fair value of WhiteHorse Finance’s investment portfolio was $568.4 million, compared with $629.3 million as of June 30, 2025. The portfolio as of September 30, 2025 consisted of 125 positions across 66 companies with a weighted average effective yield of 11.6% on income-producing debt investments. The average debt investment size (excluding investments in STRS JV (as defined below)) was $5.2 million with the overall portfolio comprised of approximately 74.7% first lien secured loans, 0.6% second lien secured loans, 0.2% unsecured loans, 5.9% equity and 18.6% in investments in STRS JV. Almost all loans were variable rate investments (primarily indexed to the Secured Overnight Financing Rate) with fixed rate securities representing only 0.9% of loans at fair value. Nearly all performing floating rate investments have interest rate floors.

During the three months ended September 30, 2025, WhiteHorse Finance made investments in two new portfolio companies for a total of $14.3 million, added a total of $4.9 million to existing portfolio companies and net fundings of $0.5 million to revolver loans. Proceeds from sales and repayments totaled approximately $50.5 million for the three months ended September 30, 2025, driven by full repayments from BBQ Buyer, LLC (d/b/a BBQGuys), Lab Logistics, LLC, Power Service Group CR Acquisition Inc. (d/b/a Power Plant Services), Coastal Television Broadcasting Group LLC, Luxury Brand Holdings, Inc. (d/b/a Ross-Simons, Inc.) and Foodservices Brand Group, LLC (d/b/a Crown Brands Group).

In addition to the transactions discussed above, during the three months ended September 30, 2025, WhiteHorse Finance transferred assets comprised of one new and four existing portfolio companies, totaling $24.2 million to STRS JV in exchange for cash.

Distributions

The Company's board of directors has declared a distribution of $0.25 per share with respect to the quarter ended September 30, 2025. The distribution will be payable on January 5, 2026 to stockholders of record as of December 22, 2025. In addition, previously on October 15, 2025, the Company declared a special distribution of $0.035 per share, which will be payable on December 10, 2025 to stockholders of record as of October 31, 2025.

On August 7, 2025, the Company declared a distribution of $0.385 per share for the second quarter ended June 30, 2025, with distributions declared at or above $0.355 for the fifty-second consecutive quarter since the Company’s initial public offering. The distribution was paid on October 3, 2025 to stockholders of record as of September 19, 2025.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its third quarter results for the period ended September 30, 2025, at 2:00 p.m. ET on Monday, November 10, 2025. To access the teleconference, please dial 800-267-6316 (domestic) or +1 203-518-9783 (international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ325. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through November 17, 2025. The teleconference replay can be accessed by dialing 800-839-6136 or +1 402-220-2572 for international callers. A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $70 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding (i) the net impact of costs associated with the refinancing of the Company’s indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture, totaling $105.8 million, at fair value.

(3) Based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses (net of incentive fees). There were no excise or other income taxes related to net realized gains and losses for the quarters ended September 30, 2025, and September 30, 2024.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended September 30, 2025, and September 30, 2024 (in thousands, except per share data):

	September 30, 2025		September 30, 2024
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$6,101	$0.263	$9,154	$0.394
Net impact of costs associated with refinancing of indebtedness	-	-	-	-
Accrual for capital gains incentive fee	-	-	-	-
Net impact of excise tax expense related to net realized gains and losses	-	-	-	-
Core net investment income	$6,101	$0.263	$9,154	$0.394

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.